UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2007 (December 13, 2007)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	000-32593	73-1599600
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

112 E. Oak Street, Suite 200, Palestine, Texas 75801
(Address of principal executive offices) (Zip Code)

(903) 723-0395
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Consulting Agreement – David W. Steward

As discussed in Item 5.02 below, on December 13, 2007, David W. Steward was appointed Chief Executive Officer and Chairman of the Board of Directors of Wentworth Energy, Inc. (the “Company”).  On November 16, 2007, the Company had entered into a Consulting Agreement with Mr. Steward (the “Steward Consulting Agreement”), pursuant to which Mr. Steward agreed to provide consulting services to the Company related to the management of the Company and its oil and gas drilling and exploration interests.  Mr. Steward’s compensation with the Company will not change as a result of being appointed  as Chief Executive Officer and Chairman of the Board of Directors of the Company, and the terms of the Steward Consulting Agreement will continue to govern the employment relationship between Mr. Steward and the Company.

Under the Steward Consulting Agreement, Mr. Steward receives, as compensation for his services, $15,000 per month, and is entitled to receive, on or before November 1, 2008, an option to purchase 1,000,000 shares of the Company’s common stock for $0.50 per share.  Mr. Steward is also entitled to earn an annual bonus based on the Company’s financial results, oil and gas production and the performance of the Company’s stock.  Mr. Steward may terminate the Steward Consulting Agreement at any time by giving the Company sixty days advance written notice.  The Company may terminate the Steward Consulting Agreement at any time without cause, provided the Company issues to Mr. Steward the options to purchase the Company’s common stock discussed above.  A copy of the Steward Consulting Agreement is attached hereto, and incorporated herein by reference, as Exhibit 10.1.

Stock Option – John Punzo

On December 13, 2007, the Company issued an option (the “Punzo Option”) to purchase 1,000,000 shares of the Company’s common stock to its Chief Executive Officer, John Punzo.  The Punzo Option is immediately exercisable, with an initial exercise price of $0.75 per share, subject to antidilution provisions, and expires on December 13, 2013.  The Punzo Option was issued pursuant to the Company’s 2007 Stock Incentive Plan.  A copy of the Punzo Option is attached hereto, and incorporated herein by reference, as Exhibit 10.2.

The Punzo Option was issued in accordance with the terms of the Consulting Agreement dated October 1, 2005 (the “Punzo Consulting Agreement”) by and between the Company and Panterra Capital Inc., an entity controlled by Mr. Punzo (“Panterra”), which governed the terms of Mr. Punzo’s employment with the Company.  As further described below, the Punzo Consulting Agreement was terminated on December 13, 2007.

Item 1.02

Termination of a Material Definitive Agreement

On December 13, 2007, the Company terminated the Punzo Consulting Agreement by and between the Company and Panterra.  Under the terms of the Punzo Consulting Agreement, the Company agreed to retain the services of John Punzo as consultant to, and as Chief Executive Officer of, the Company.

Pursuant to the terms of the Punzo Consulting Agreement, the Company was able to terminate the Punzo Consulting Agreement without cause at any time.  As required under the Punzo Consulting Agreement, the Company (i) paid Panterra $235,000, and (ii) issued the Punzo Option to Mr. Punzo.

Item 3.02

Unregistered Sales of Equity Securities

On December 13, 2007, the Company issued the Punzo Option described in Item 1.01 above to John Punzo.  The Punzo Option grants Mr. Punzo the right to acquire up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $0.75 per share, subject to antidilution provisions, and expires on December 13, 2013.  The Punzo Option was issued under the Company’s 2007 Stock Incentive Plan.

The Punzo Option was issued to a single individual in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

David W. Steward

On December 13, 2007, the Board of Directors of the Company appointed David W. Steward as Chief Executive Officer and Chairman of the Board of Directors of the Company.

Mr. Steward, 57, is currently a director of the Company, having been elected to his first term on the Company’s Board of Directors as a Class I director at the Company’s last shareholders meeting on July 26, 2007.  In addition to serving as a director of the Company, Mr. Steward has, for over twenty-five years, managed family assets and properties.  Mr. Steward has been a landman for 39 years and is a member of the American Association of Professional Landmen.  He is the President and co-owner of Steward Oil and Gas, LLC and Steward Energy Resources, and is the founder and former president of Horseshoe Energy, Inc.  Mr. Steward owns Steward Estates, which owns a commercial office building and is currently developing an 800-home subdivision near Conroe, Texas.  Mr. Steward received a BBA degree from Texas A&I University, which is now part of the Texas A&M University system.

The Company and Mr. Steward are currently parties to the Steward Consulting Agreement.  Mr. Steward’s compensation by the Company will remain as provided in the Steward Consulting Agreement, which is discussed in more detail in Item 1.01 above.

John Punzo

On December 13, 2007, John Punzo, the Chief Executive Officer and Chairman of the Board of Directors of the Company resigned from his positions with the Company.  There were no disagreements between the Company and Mr. Punzo that resulted in Mr. Punzo’s resignation.  Mr. Punzo will continue to serve as a director of the Company until a new independent director is elected to the Company’s Board of Directors.

 Item 9.01

Financial Statements and Exhibits

Exhibits

10.1

Consulting Agreement dated November 16, 2007 by and between Wentworth Energy, Inc. and David Steward.

10.2

Stock Option Agreement dated December 13, 2007 by and between Wentworth Energy, Inc. and John Punzo.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENTWORTH ENERGY, INC.
Date: December 19, 2007	By:	/s/ Michael S. Studdard
	Name:	Michael S. Studdard
	Title:	President